                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             Internet America, Inc.
     ---------------------------------------------------------------------
                                (Name of issuer)

                     Common Stock, par value $0.01 per share
     ---------------------------------------------------------------------
                         (Title of class of securities)

                                    46058Y109
                      ------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

--------------------------------------                                                  ------------------------------------
CUSIP No. 46058Y109                                          13G                                          Page 2 of 11 Pages
--------------------------------------                                                  ------------------------------------

----------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  William O. Hunt

----------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                                         (a) [X]
                                                                                                                     (b) [ ]

----------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER
         NUMBER OF
           SHARES                              583,385
        BENEFICIALLY          ----------------------------------------------------------------------------------------------
          OWNED BY              6     SHARED VOTING POWER
            EACH
         REPORTING                             626,605
           PERSON             ----------------------------------------------------------------------------------------------
            WITH                7     SOLE DISPOSITIVE POWER

                                               583,385
                              ----------------------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                               626,605
----------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,254,990
----------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                                                                        [ ]
----------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                19.8%
----------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (see instructions)

                IN
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                                  ------------------------------------
CUSIP No. 46058Y109                                          13G                                          Page 3 of 11 Pages
--------------------------------------                                                  ------------------------------------

----------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                BCG Partnership, Ltd.

----------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                                         (a) [X]
                                                                                                                     (b) [ ]

----------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                Texas
----------------------------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER
         NUMBER OF
           SHARES                              297,301
        BENEFICIALLY          ----------------------------------------------------------------------------------------------
          OWNED BY              6     SHARED VOTING POWER
            EACH
         REPORTING                             -0-
           PERSON             ----------------------------------------------------------------------------------------------
            WITH                7     SOLE DISPOSITIVE POWER

                                               297,301
                              ----------------------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                               -0-
----------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                297,301
----------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                                                                        [ ]
----------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                4.7%
----------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (see instructions)

                PN
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                                  ------------------------------------
CUSIP No. 46058Y109                                          13G                                          Page 4 of 11 Pages
--------------------------------------                                                  ------------------------------------

----------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                B & G Partnership, Ltd.

----------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                                         (a) [X]
                                                                                                                     (b) [ ]

----------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                Texas
----------------------------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER
         NUMBER OF
           SHARES                              329,304
        BENEFICIALLY          ----------------------------------------------------------------------------------------------
          OWNED BY              6     SHARED VOTING POWER
            EACH
         REPORTING                             -0-
           PERSON             ----------------------------------------------------------------------------------------------
            WITH                7     SOLE DISPOSITIVE POWER

                                               329,304
                              ----------------------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                               -0-
----------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                329,304
----------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                                                                        [ ]
----------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                5.2%
----------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (see instructions)

                PN
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                                  ------------------------------------
CUSIP No. 46058Y109                                          13G                                          Page 5 of 11 Pages
--------------------------------------                                                  ------------------------------------

----------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                William O. Hunt Retirement Trust

----------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                                        (a) [X]
                                                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
----------------------------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER
         NUMBER OF
           SHARES                              583,385
        BENEFICIALLY          ----------------------------------------------------------------------------------------------
          OWNED BY              6     SHARED VOTING POWER
            EACH
         REPORTING                             -0-
           PERSON             ----------------------------------------------------------------------------------------------
            WITH                7     SOLE DISPOSITIVE POWER

                                               583,385
                              ----------------------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                               -0-
----------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                583,385
----------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                                                                        [ ]
----------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                9.3%
----------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (see instructions)

                OO
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------                                                  ------------------------------------
CUSIP No. 46058Y109                                          13G                                          Page 6 of 11 Pages
--------------------------------------                                                  ------------------------------------

----------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Grace A. Hunt

----------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                                        (a) [X]
                                                                                                                    (b) [ ]

----------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


----------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
----------------------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER
         NUMBER OF
           SHARES                              -0-
        BENEFICIALLY            --------------------------------------------------------------------------------------------
          OWNED BY                6     SHARED VOTING POWER
            EACH
         REPORTING                             626,605
           PERSON               --------------------------------------------------------------------------------------------
            WITH                  7     SOLE DISPOSITIVE POWER

                                               -0-
                                --------------------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                               626,605
----------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                626,605
----------------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                                                                        [ ]
----------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                10.0%
----------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (see instructions)

                IN
----------------------------------------------------------------------------------------------------------------------------

Item 1(a).   Name of Issuer.

             The name of the Issuer is Internet America, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices.

             The Issuer's principal executive offices are located at One Dallas Centre, 350 North St. Paul, Suite 3000, Dallas, Texas 75201.

Item 2(a).   Name of Person Filing.

             This statement is being filed on behalf of William O. Hunt, BCG Partnership, Ltd., B&G Partnership, Ltd., William O. Hunt Retirement Trust and Grace A. Hunt.

Item 2(b).   Address of Principal Business Office or, if none, Residence.

             The address of the principal business office of Mr. Hunt is 17604 Woods Edge Drive, Dallas, Texas 75287

Item 2(c).   Citizenship.

             Mr. Hunt is a citizen of the United States of America.

Item 2(d).   Title of Class of Securities.

             This statement relates to shares of Common Stock, par value of $0.01 per share ("Common Stock") of the Issuer.

Item 2(e).   CUSIP Number.

             The CUSIP No. for the shares of Common Stock of the Issuer is 46058Y109.

Item 3.      Not Applicable.

Item 4.      Ownership

(a)-(b)      Amount Beneficially Owned and Percent of Class.

             As of December 31, 1998, BCG Partnership, Ltd. beneficially owned 297,301 shares or 4.7%, of the Common Stock of the Issuer. As of December 31, 1998, B&G Partnership, Ltd. beneficially owned 329,304 shares, or 5.2%, of the Common Stock of the Issuer. As of December 31, 1998, the William O. Hunt Retirement Trust beneficially owned 583,385 shares, or 9.3%, of the Common Stock of the Issuer.

             As of December 31, 1998, Mr. Hunt may be deemed to have beneficially owned 1,254,990 shares, or 19.8%, of the Common Stock of the Issuer. Mr. Hunt



                               Page 7 of 11 Pages
             beneficially owned 45,000 of such shares by virtue of his ownership of options and may be deemed to have beneficially owned 626,605 of such shares in his capacity as general partner of BCG Partnership, Ltd. and B & G Partnership, Ltd. and 583,385 of such shares in his capacity as trustee of the William O. Hunt Retirement Trust.

             As of December 31, 1998, Mrs. Hunt may be deemed to have beneficially owned 626,605 shares, or 10.0%, of Common Stock of the Issuer, in her capacity as general partner of BCG Partnership, Ltd. and B&G Partnership, Ltd.

(c) (i)-(iv) Voting and Dispositive Power.

             BCG Partnership, Ltd. and B&G Partnership, Ltd., through their general partners, had the sole power to vote or to direct the vote or to dispose or to direct the disposition of 297,301 and 329,304 shares, respectively, of the Common Stock of the Issuer. As the general partners of these partnerships, Mr. and Mrs. Hunt had the shared power to vote or to direct the vote or to dispose or to direct the disposition of all of such shares.

             The William O. Hunt Retirement Trust, through its trustee, had the sole power to vote or to direct the vote or to dispose or to direct the disposition of 583,385 shares of Common Stock of the Issuer. As trustee of the William O. Hunt Retirement Trust, Mr. Hunt had the sole power to vote or to direct the vote or to dispose or to direct the disposition of all of such shares.

             With respect to the 45,000 shares of Common Stock of the Issuer beneficially owned by Mr. Hunt by virtue of his ownership of options, no voting power exists because the options have not been exercised to purchase such shares and no dispositive power exists because the options are not transferable except by will or the laws of decent and distribution or pursuant to a qualified domestic relations order.

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Certain other persons may have the right to receive a portion of the proceeds from the sale of the shares of Common Stock disclosed herein. None of such persons' interest exceeds five percent of the outstanding Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable



                               Page 8 of 11 Pages

Item 8.      Identification and Classification of Members of the Group.

             Not applicable

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             Not applicable




                               Page 9 of 11 Pages

--------------------------------------                                                  ------------------------------------
CUSIP No. 46058Y109                                          13G                                         Page 10 of 11 Pages
--------------------------------------                                                  ------------------------------------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: February 12, 1999



                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt


                                  BCG PARTNERSHIP, LTD.


                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt, general partner


                                  B & G PARTNERSHIP, LTD.


                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt, general partner


                                  WILLIAM O. HUNT RETIREMENT TRUST


                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt, trustee


                                  By:              /s/ Grace A. Hunt
                                      -----------------------------------------
                                           Grace A. Hunt

--------------------------------------                                                  ------------------------------------
CUSIP No. 46058Y109                                          13G                                         Page 11 of 11 Pages
--------------------------------------                                                  ------------------------------------


                                    Exhibit A




     Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth hereinbelow.

     Date: February 12, 1999




                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt


                                  BCG PARTNERSHIP, LTD.


                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt, general partner


                                  B & G PARTNERSHIP, LTD.


                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt, general partner


                                  WILLIAM O. HUNT RETIREMENT TRUST


                                  By:              /s/ William O. Hunt
                                      -----------------------------------------
                                           William O. Hunt, trustee


                                  By:              /s/ Grace A. Hunt
                                      -----------------------------------------
                                           Grace A. Hunt